AMENDED AND RESTATED LEASE AGREEMENT

         Amended and Restated Lease Agreement, dated as of March 15, 1998 ("New Lease") by and between Riviera Operating Corporation, a Nevada corporation ("Lessor") and Mardi Gras Food Court, Inc., a Nevada corporation ("Lessee").

         WHEREAS, the Lessor is the owner of the Hotel and Casino building located at 2901 Las Vegas Boulevard South, Las Vegas, Nevada, being in the County of Clark, State of Nevada, commonly known as the RIVIERA HOTEL AND CASINO (the "Hotel"); and

         WHEREAS, the Lessor desires to lease unto Lessee, and Lessee desires to lease and hire from Lessor, certain store premises and facilities located in said Hotel for the terms, purposes and rental more specifically hereinafter set forth.

         WHEREAS, this New Lease is intended to amend and restate the Lease Agreement, dated April 1, 1990, between Lessor's predecessor in interest Riviera Inc. and Lessee, as such Lease Agreement has heretofore been amended.

Now therefore in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows.


1.    DESCRIPTION OF REAL PROPERTY.

1.1 Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, those certain premises shown on Exhibit A attached hereto (the "Leased Property"), a portion of which is being used as part of an arcade as to which Lessee shares in 25% of net revenues derived by Lessor from the operator of the arcade pursuant to a lease thereof ("Arcade Lease"). Upon the expiration of the term of the Arcade Lease if Lessor chooses to enter into an Arcade Lease with another party or establish an arcade in another location in the Hotel, Lessee will have no further rights vis-a-vis the Arcade, except that Lessee may choose to sublet a portion of the Leased Property to the present Arcade operator without obtaining Lessor's consent and without sharing the revenues from such sublease with Lessor, subject to such sublease not detracting from the use of the Leased Property as a food court.

1.2. Notwithstanding the foregoing, Lessor may, in connection with any remodeling of all or any portion of the Hotel change the dimensions or reduce the size of the Leased Property; provided, however, that if a reduction in size of the Leased Property would reduce the Leased Property to less than ninety percent (90%) of its original size and if as a result thereof the remaining portion of the Leased Property is not suitable for the purpose for which Lessee has leased said premises, Lessee may terminate this Lease by written notice to Lessor given within thirty (30) days after Lessor notifies Lessee of Lessor's intention to remodel. In the event of any remodeling pursuant to this Section 1.2, Lessor shall repair any damage to the Leased Property caused thereby and, in the event of any reduction in the area of the Leased Property, rent shall be reduced to an amount equal to that proportion of the rent provided for in
Section 3 hereof which the floor area of the Leased Property after the remodeling bears to the floor area of the Leased Property prior to said remodeling. In connection with any such remodeling, Lessor may require Lessee to cease conducting business from the Leased Property for a period not in excess of thirty (30) days. Rent shall be abated during any such period that Lessor requires Lessee to cease conducting business.

1.3 Notwithstanding the foregoing, Lessee acknowledges that Lessor shall have an absolute right to relocate the Leased Property within the Hotel at any time during the term of this Lease provided that the premises to which the Leased Property is relocated shall be approximately the same dimensions as the original Leased Property. Lessor shall notify Lessee of such relocation not less than sixty (60) days prior to such relocation. Lessor shall reconstruct on the relocated Leased Property improvements substantially similar to those constructed at the original Leased Property. If the relocated Leased Property is of less square footage, the minimum rent shall be reduced proportionately. Lessor shall pay the reasonable cost of moving and reinstalling Lessee's trade fixtures and personality in the relocated Leased Property As of the latter of the date specified in Lessor's notice to Lessee or five (5) days after Lessor has notified Lessee that it has completed the improvements to be constructed by Lessor on the relocated Leased Property, the relocated Leased Property shall be deemed the Leased Property originally described herein as the Leased Property. Lessee agrees that promptly, on demand, it shall execute an amendment to Exhibit "A" designating the location of the relocated Leased Property 2.

2.   TERM.

2.1. The term of this Lease shall expire on February 28, 2007 (the "Term"), unless terminated earlier as elsewhere herein provided or as to the Arcade Portion as provided in the proviso to Section 1.1.

2.2. Should Lessee hold possession of the Leased Property with the consent of Lessor after the expiration of this Lease, such holding over shall create a tenancy from month to month only, upon the same terms and conditions as are hereinafter set forth, except that the monthly rent shall be one hundred fifty percent (150%) of the rent as defined in Section 3 hereof.

3.   RENT.

3.1. Monthly Rent. Lessee shall pay Lessor during the Term of this Lease monthly rent (the "Monthly Rent") in the sum of $22,000 commencing March 15, 1998 Lessee will be given credit against the August 1998 Monthly Rent of $22,000 for (i) $5,919.35 for the month of March 1998 and (ii) $3,500 for each of April, May, June and July 1998, or an aggregate of $19,919.35, so that the net August Monthly Rent will be $2,080.65.

3.2 Percentage Rent.



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

(a) In addition to the Monthly Rent mentioned above, Lessee shall pay Lessor 10% of Lessee's "Gross Sales" (hereinafter defined) beyond $3,500,000 payable annually, and 15% for all amounts exceeding $4,000,000 (the "Percentage Rent").

(b) Sales Tax Records - On an annual basis Lessee shall provide to Lessor true and correct copies of records of sales relating to the Leased Property submitted to the State of Nevada in connection with payment of sales taxes. If such records disclose that Gross Sales (as defined below) exceed those reported by Lessee, Lessee shall within ten (10) days of notice pay to Lessor all deficiency in Percentage Rent to Lessor. If Gross Sales exceed those reported by Lessee by two and one-half percent (2-1/2%) or more for any two (2) years in any five (5) year period, then Lessor shall have the option, at any time thereafter, of terminating this Lease and/or treating such as an Event of Default hereunder, which Event of Default shall carry with it the same consequences as Lessee's failure to pay Rent, provided, however, that such Event of Default pursuant to this section shall not be susceptible to cure by Lessee. The remedy provided by this option shall be in addition to the requirement, set out above, that Lessee pay Lessor all deficiency in Percentage Rent.

 3.3. Gross Sales. The term "Gross Sales" as used herein shall mean the entire amount of the actual sales price, whether for cash or otherwise, of all sales of merchandise and services, the entire amount of the rental charges for all items leased or rented, and all other receipts whatsoever of all business conducted on or from the Leased Property, its sublessees, concessionaires or licensees or any party claiming by or through any of them provided that (i) Gross Sales of Chen, Inc., dba Dragon Sushi, and Rose Ramos, dba Kabalin, or any successor subtenant in either of those locations which pays the same rent, shall be excluded and
(ii) any rental paid by any other sub-tenant of Lessee, which is not payable as a percentage of gross sales, shall be excluded. Gross Sales includes, without limitation, orders received or filled at the Leased Property, or credited or attributable to the Leased Property; all deposits not refunded to purchasers; orders taken in or from the Leased Property although said orders may be filled elsewhere, sales of gift certificates, vouchers, and the like; sales for credit; merchandise or services exchanged for other merchandise or services (unless previously included in Gross Sales); charges levied by Lessor, its sublessees, concessionaires or licensees or any party claiming by or through any of them for or in connection with the extension of credit (including interest, finance and other carrying charges); receipts from vending and other machines (whether or not approved by Lessee ); and sales by any sublessee, concessionaire or licensee or any other person or entity in, on or from the Leased Property. Each lease or rental of merchandise shall be treated as a sale in the month during which such lease or rental is made, for a price equal to the total rental payable

 3.4. All rents and other monies required to be paid by Lessee hereunder shall be paid to Lessor promptly when due, without deduction or offset, prior notice or demand, in lawful money of the United States of America, at 2901 Las Vegas Boulevard South, Las Vegas, Nevada, 89109, or at such other place as Lessor may, from time to time, designate in writing.



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

 3.5. If Lessee shall fail to pay, when the same is due and payable, any rent, or any other amounts or charges to be paid by Lessee hereunder, such unpaid amounts shall bear interest from the due date thereof to the date of payment at the rate of twelve percent (12%) per annum.

4. REMEDIES FOR DEFAULT BY LESSEE.

4.1. Default by Lessee. Upon the occurrence of any of the following events (each an "event of Default"), Lessor shall have the remedies set forth in Section 4.2.

(a) Lessee fails to pay the MontWy Rent or the Percentage Rent or any other sum due hereunder within ten (10) days after the same shall be due.

(b) Lessee shall be in breach and Lessor shall have elected to terminate, under the provisions of Section 3.2 b).

(c) Lessee fails to perform any other term, condition, or covenant to be performed by it pursuant to this Lease within ten (10) days after written notice of such default shall have been given to Lessee by Lessor except that Lessee shall be in default if it shall fail to correct any "H&F Violation" (defined in Section 9.3) within 10 days of official notice of the existence of such H&F Violation being served on Lessee unless the problem specified in the H&F Violation cannot reasonably be corrected within such ten-day period, in which case Lessee shall be in default if it fails to correct such violation within a reasonable period of time in view of the nature of the violation and of the work required to remedy such.

(d) Lessee violates Section 5, Section 7 or Section 12.

(e) Lessee shall become bankrupt or insolvent or file any debtor proceedings or have taken against it in any court pursuant to state or federal statute, a petition in bankruptcy or insolvency, reorganization, or appointment of a receiver or trustee; or Lessee petitions for or enters into an arrangement; or suffers this Lease to be taken under a writ of execution.

4.2. Upon the occurrence of any Event of Default, Lessor shall have the option to take any or all of the following actions, without further notice or demand of any kind to Lessee or any other person:

(a) Immediately reenter and remove all persons and property from the Leased Property, storing said property in a public place, warehouse, or elsewhere at the cost of, and for the account of, Lessee, all without service of notice or resort to legal process and without being deemed guilty of or liable in trespass. No such action by Lessor shall be considered or construed to be a forcible entry.

(b) Collect by suit or otherwise each installment of rent or other sum as it becomes due hereunder, or enforce by suit or otherwise, any other term or provision hereof on the part of Lessee required to be kept or performed.

(c) Terminate this Lease by written notice to Lessee. In the event of such termination, Lessee agrees to immediately surrender possession of the Leased Property. Should Lessor terminate this Lease, it may recover from Lessee all damages it may incur by reason of Lessee's breach, including the cost of recovering the Leased Property, reasonable attorney's fees, and the worth at the time of such termination of the excess, if any, of the amount of rent and charges equivalent to rent reserved in this Lease for the remainder of the term over the then-reasonable rental value of the Leased Property for the remainder of the term, all of which amounts shall be immediately due and payable from Lessee to Lessor.

(d) Should Lessor reenter, as provided above, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, and whether or not it terminated this Lease, it may relet the Leased Property, and relet the same or any part thereof, for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Lessor in its sole discretion may deem advisable. Upon each such reletting all rentals received by the Lessor from such reletting shall be applied, first, to the payment of an indebtedness other than rent due hereunder from Lessee to Lessor; second, to the payment of any costs and expenses of such reletting, including brokerage fees and attorney's fees and costs of any alterations and repairs; third, to the payment of rent due and unpaid hereunder, and the residue, if any, shall be held by Lessor and applied in payment of future rent as the same may become due and payable hereunder. If such rentals received from such reletting during any month is less than that to be paid during such month by Lessee hereunder, Lessee shall pay any such deficiency to Lessor Such deficiency shall be calculated and paid monthly. No such reentry and reletting of the Leased Property by Lessor shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to Lessee pursuant to Subsection (c) Above, or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, Lessor may at anytime thereafter elect to terminate this Lease for such previous breach.

4.3. The remedies given to Lessor in this Section shall be in addition and supplemental to all other rights or remedies which Lessor may have under laws then in force.

5.   GUEST RELATIONS.

5 1. Lessee acknowledges that the Hotel is a first class hotel and that the maintenance of Lessor's and the Hotel's reputation and the goodwill of all of Lessor's guests and invitees is absolutely essential to Lessor and that any impairment thereof whatever will cause great

Damage to Lessor. Lessee therefore covenants that it shall operate the Leased Property in accordance with the highest standards of honesty, reputation and goodwill of Lessor and the Hotel. Lessee shall continuously monitor the performance of each of Lessee's employees at the Leased Property to insure that such standards are consistently maintained Lessee therefore further agrees, as a material inducement to Lessor, that repeated failure to maintain such standards or repeated valid complaints from customers or guests shall be deemed a failure by Lessee to perform conditions and covenants of this Lease which cannot afterwards be performed

5.2. The manager of the Leased Property must be an individual certified as a Burger King District Manager or an individual of equivalent qualifications in the reasonable opinion of Lessor.

6.  PURPOSE FOR WHICH LET.

6.1. Lessee shall exclusively use and occupy the Leased Property for the purpose of multifaceted fast food restaurants.

6.2. Lessee acknowledges and agrees that Lessor currently has and may in the future have tenants which offer products and services which compete directly with Lessee's planned usage. Lessee herein consents and agrees to those continued and future uses and hereby agrees to hold Lessor harmless therefrom.

7 INSURANCE.

7.1. The Lessee will not do or permit anything to be done in the Leased Property or bring or keep anything therein which shall in any way increase the rate of fire or other insurance on the Hotel, or obstruct, or interfere with the rights of other tenants, or in any way injure or annoy them or those having business with them, or conflict with the fire laws or regulations, or with the rules and regulations of any company providing insurance coverage upon the Hotel or any part thereof, or with any statutes, rules or regulations enacted or established by appropriate governmental authorities. Lessor shall insure the Hotel, in which the Leased Property is a part, against damage by fire, including extended coverage, in any amount Lessor shall deem adequate, and shall maintain such insurance throughout the Term hereby demised. Lessee shall insure, and pay for, all of its property in the Leased Property including any and all betterment's and improvements thereof and therein against damage by fire, including extended coverage and coverage's included with the usual All Risks of Physical Loss Type perils, to its full replacement value, without consideration for depreciation adjusted yearly, and Lessee shall maintain such insurance throughout the Term hereby demised, and any and all renewals thereof. Any deductible clause applying to such insurance must be in an amount acceptable to the Lessor. 72. Lessor and Lessee agree to waive their rights of subrogation against each other, and each party hereby waives any right of recovery against the other for losses to the extent covered by Lessor's and Lessee's policies of Property Insurance provided that such waiver shall not void such policies nor prohibit recovery thereunder

73 Lessor may purchase liability coverage in a form and with limits as deemed necessary by Lessor to protect itself from claims which may arise from its ownership of the property.

7 4 In addition, Lessee agrees to purchase and maintain at all times during the Term of this Lease or any renewal thereof, insurance coverage which will protect Lessor from claims which may arise out of or result from Lessee's occupancy or use of the Leased Property whether such operation or use shall be by Lessee or by anyone directly or indirectly employed by or associated with Lessee or by anyone for whose acts any of them maybe liable. Insurance coverage shall include, but not be limited to, protection from claims under Workmen's Compensation, disability benefit, and other similar employee benefit acts; claims for damages because of bodily injury, occupational sickness or disease, or death of Lessee's employees; claims for damages because of bodily injury, sickness or disease or death of any person other than Lessee's employees; claims for damages insured by the usual personal injury liability coverage which are sustained by ( 1) any person as a result of an offense directly or indirectly related to the employment of such person by Lessee, or by (2) any other person; claims for damages because of injury to or destruction of tangible property, including loss of use resulting therefrom. Policies shall name the Lessor as " Additional Names Insureds", with the said coverage to apply to both inside and outside of the Leased Property. Limits of liability shall not be less than as follows.

                   Bodily Injury:    $500,000 per person,
                                     $1,000, 000 aggregate

                   Property Damage:  $500,000 per occurrence,
                                     $1,000,000 aggregate

7.5. All insurance policies shall be placed with a company or companies acceptable to Lessor. Coverage shall include contractual liability insurance as applicable to Lessee's obligations under Section 7.8 below entitled "Indemnification".

7.6. Lessee insurance policies shall contain an endorsement specifically requiring the insurance company to notify the Lessor in writing not less than thirty (30) days prior to a reduction in coverage which would affect coverage applying under this Lease or cancellation of any or all coverages or nonrenewal of the coverages.

7.7. Lessee shall deliver certificates of insurance indicating the above specified coverage to the Lessor upon the commencement of the Term of this Lease, and continuing evidence in a form satisfactory to the Lessor. The Lessee may be required to submit copies of its insurance contracts, complete, certified if requested, evidencing coverages required by this Lease, at any time during the term of this Lease. This is in addition to the requirement that the Lessee supply Certificates of Insurance prior to commencement of occupancy of the Leased Property.

7.8. Indemnification.

(a) The Lessee shall indemnify and hold harmless the Lessor and its agents, servants, employees, and representatives from and against all claims, damages, losses and expenses including attorney's fees arising out of or resulting from the Lessee's occupancy provided that any such claims, damages, loss or expense
(1) is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property including the loss of use resulting therefrom, and (2) is caused in whole or in part by any negligent act or omission of the Lessee or anyone for whose acts Lessee may be liable.

 (b) This indemnification obligation shall not be limited in any way by any limitation in the amount or type of damages, compensation or benefits payable by or for the Lessee under Workmen's Compensation Acts or other employee benefit acts

8   UTILITIES AND SERVICES.

8.1. Lessor shall furnish to Lessee adequate heating, air conditioning, gas, electricity, electrical power and outlets and telephone conduit outlet; all of said utilities being included in the rentals set forth above.

8.2. Lessor shall not be deemed liable in damages to Lessee for any failure, suspension, stoppage or interruption of any of the public utilities furnished on said Leased Property, repairs or replacement or extension of all or any part of such utilities, riots, strikes, labor disputes, fire, acts of God, accidents or any cause or causes beyond the control of Lessor.

9. CONDITIONS OF PREMISES - ALTERATIONS AND IMPROVEMENTS

9.1. Occupation of the Leased Property by Lessee shall conclusively be deemed as acceptance of the Leased Property by Lessee as tenantable.

9.2. Lessor may at any time remodel, make alterations, additions, improvements and/or repairs to the inside or outside of the building of which the Leased Property is a part, and may for such purposes, erect and maintain for a reasonable time scaffolding. In the event that as a result of any such work Lessee shall not reasonably be able to conduct its business, Lessee shall be entitled to a proportionate reduction in rent for the period of interruption, which period of interruption shall in no event exceed thirty (30) business days.

 9.3. Lessee will give notice to Lessor of the existence of, and will immediately correct any, health or fire violations ("H&F Violations").




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

10.  LESSOR'S REPAIR AND MAINTENANCE

10.1. Lessor agrees to keep in good structural order, condition and repair the exterior walls, floor and roof of the Leased Property except for reasonable wear and tear and except for any damage thereto caused by any act of negligence of Lessee or its agents, employees, servants, contractors, subtenants, licensees, customers or business invitees. It is an express condition precedent to all obligations of Lessor to repair and maintain that Lessee shall have notified Lessor in writing of the need for such repairs or maintenance.

11.  PARKING  AND COMMON AREAS.

11.1 Lessee,  its  agents,  employees,  servants,  contractors,   subtenants,
licensees, customers and business invitees shall have the nonexclusive right, in common with Lessor and all others to whom Lessor has or may hereafter grant rights, to use such common areas of the Hotel (including, but not limited to, the parking lot, walkways, sidewalks, hallways, lobby and public restrooms) as designated from time to time by Lessor, subject to such rules and regulations as Lessor may from time to time impose. Lessor agrees that it, its agents, employees, servants, contractors, subtenants and licensees shall abide by such rules and regulations. Lessor may at any time close any common area or other portions of the Hotel to make repairs or changes to prevent the acquisition of public rights in such areas, or to discourage non-customer parking. Lessor may do such other acts in and to the common areas and the other portions of the Hotel as in its judgment may be desirable. Lessee shall not at any time interfere with the rights of Lessor, other tenants, its and their agents, employees, servants, contractors, subtenants, licensees, customers and business invitees to use any part of the parking lot, other common areas or other portions of the Hotel. All permit parking areas and common areas which Lessee may be permitted to use are to be used under a revocable license, and if any such license is revoked, or if the amount of such area is diminished, Lessor shall not be subject to any liability, nor shall Lessee be entitled to any compensation nor shall diminution of such areas be deemed constructive or actual eviction.

12.  ASSIGNMENT AND SUBLETTING.

12.1. Lessee shall not assign, mortgage, pledge, hypothecate or encumber this Lease nor the leasehold estate hereby created or any interest herein or sublet the Leased Property or any portion thereof, or license the use of all or any portion of the Leased Property without the prior written consent of the Lessor. If Lessee is a corporation or a partnership the issuance of any additional stock and/or the transfer, assignment or hypothecation of any stock or interest in such corporation or partnership in the aggregate in excess of twenty-five percent (25%) of such interests, as the same may be constituted as of the date of this Lease, shall be deemed an assignment within the meaning of this Section 12.



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

13  INSOLVENCY AND DEATH

13.1. It is understood and agreed that neither this Lease nor any interests herein or hereunder, nor any estate hereby created in favor of Lessee, shall pass by operation of law under any state or federal insolvency, bankruptcy, or inheritance act, or any similar law now or hereafter in effect, to any trustee, receiver, assignee for the benefit of creditors, heirs, legatees devisees or any other person whomsoever without the express prior written consent of Lessor.

14.  CONDEMNATION.

14.1. Should the whole or any part of the Leased Property be condemned or taken by a competent authority for any public or quasi-public purpose, all awards payable on account of such condemnation and taking shall be payable to Lessor, and Lessee hereby waives any and all interest therein.

14.2. If the whole of the Leased Property shall be so condemned and taken, then this Lease shall terminate upon such taking. If greater than one-third (1/3) of the floor space of the Leased Property is condemned or taken or if by reason of any condemnation or taking the remainder of the Leased Property is not one undivided parcel, and if the remaining portion thereof will not be reasonably adequate for the operation of Lessee's business after Lessor completes such repairs or alterations as Lessor elects to make, either Lessor or Lessee shall have the option to terminate the Lease by notifying the other party hereto of such election in writing within twenty (20) days after such taking or such repair or alteration. If by such condemnation and taking one-third (1/3) or less of the Leased Property has been taken and the remainder is one undivided parcel, or if a part only of the Leased Property is taken and the remaining part thereof is suitable or the purposes for which Lessee has leased the Leased Property, this Lease shall continue in full force and effect, but the minimum rent shall be reduced in an amount equal to that portion taken bears to the total floor space of the Leased Property. In the event a partial taking does not terminate this Lease, Lessee, at Lessee's expense, shall make repairs and restorations to the remaining premises and shall also repair or replace its stock in trade, fixtures, furniture, furnishings, floor coverings and equipment and if Lessee has closed shall promptly reopen for business. If any part of the Hotel other than the Leased Property shall be so taken or appropriated, Lessor shall have the right, at its option, to terminate this Lease by notifying Lessee within six
(6) months of such taking.

14.3. For the purposes hereof, a deed in lieu of condemnation shall be deemed a taking.

15.  DESTRUCTION OF PREMISES.

15.1. In the case of the total destruction of the Leased Property, or any portion thereof substantially interfering with Lessee's use of the Leased Property, whether by fire or other casualty, not caused by the fault or negligence of Lessee, its agents, employees, servants, contractors. Subtenants, licenses, customers or business invitees, this Lease shall terminate except



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as herein provided.  If Lessor notifies Lessee in writing within forty-five (45)
days of such destruction of Lessor's election to repair said damage, and if Lessor proceeds to and does repair such damage with reasonable dispatch, this Lease shall not terminate, but shall continue in full force and effect, except that Lessee shall be entitled to a reduction in the rent in an amount equal to that proportion of the rent which the number of square feet of floor space in the unusable portion bears to the total number of square feet of floor space in the Leased Property. Said reduction shall be prorated so that the rent shall only be reduced for those days any given area is actually unusable. In determining what constitutes reasonable dispatch, consideration shall be given to delays caused by labor disputes, civil commotion, war, warlike operations,
invasion,   rebellion,   hostilities,   military  or  usurped  power,  sabotage,
governmental regulations or control, fire or other casualty, inability to obtain any materials or services, acts of God and other causes beyond Lessor's control. If this Lease is terminated pursuant to this Section 15 and if Lessee is not in default hereunder, the Monthly Rent and the Percentage Rent shall be prorated as of the date of termination, any security held by Lessor shall be returned to Lessee, and all rights and obligations hereunder shall cease and terminate.

15 2. Notwithstanding the foregoing provisions, in the event the Leased Property, or any portion thereof, shall be damaged by fire or other casualty due to the fault or negligence of Lessee, its agents, employees, servants, contractors, subtenants, licensees, customers or business invitees, then, without prejudice to any other rights and remedies of Lessor, this Lease shall not terminate, the damage shall be repaired by Lessee, and there shall be no apportionment or abatement of any rent.

 15.3. The provisions of this Section 15 with respect to repair by Lessor shall be limited to such repair as is necessary to place the Leased Property in the condition prior to said damage and when placed in such condition the Leased Property shall be deemed restored and rendered tenantable, promptly following which time Lessee, at Lessee's expense, shall also repair or replace its stock in trade, fixtures, furniture, furnishings, floor coverings and equipment, and if Lessee has closed, Lessee shall promptly reopen for business.

 15.4. All insurance proceeds payable under any fire and extended coverage risk insurance covering the Hotel and/or the Leased Property shall be payable solely to Lessor and Lessee shall have no interest therein. Lessee shall in no case be entitled to compensation for damages on account of any annoyance or inconvenience in making repairs under any provision of this Lease.

16. RIGHT OF ACCESS.

16.1. Lessor shall have the right at all reasonable times to enter upon the Leased Property for any reason.




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
17.  SALE BY LESSOR.

17.1 It is agreed that Lessor may at any time assign or transfer its interest as Lessor in and to this Lease or any part thereof, and may at any time sell or transfer its interest in the fee of the Leased Property, or its interest in and to the whole or any portion of the Leased Property

17.2. Lessee hereby agrees to attorney to the assignee, transferee, or purchaser of Lessor under any provision of this Section 17 from and after the date of notice to Lessee of such assignment, transfer of sale, in the same manner and with the same force and effect as though this Lease were made, in the first instance, by and between Lessee and such assignee, transferee or purchaser

17 3. In the event of any sale or exchange of the Leased Property by Lessor, Lessor shall be and is hereby relieved of all liability under any and all of its covenants and obligations contained in or derived from this Lease, arising out of any act, occurrence or omission relating to the Leased Property occurring after the consummation of such sale or exchange.

18.  NO ORAL REPRESENTATIONS.

18.1. In making and executing this Lease, Lessee, and guarantor, if any, have not relied upon or been induced by any statements or representations of any person (other than those, if any, set forth expressly in this Lease), in respect of the condition of the Leased Property, or of any other matter or thing affecting the Leased Property or which might be pertinent in considering the leasing of the Leased Property or the execution of this Lease. On the contrary, Lessee, and guarantor, if any, acknowledge that they have relied solely on such investigations, examinations and inspections as they have chosen to make or have made, and Lessee, and guarantor, if any, acknowledge that Lessor has afforded Lessee the opportunity for full and complete investigations, examinations and inspections.

19.  DEFAULT BY LESSOR.

19.1. It is agreed that in the event Lessor fails or refuses to perform any of the provisions, covenants or conditions of this Lease, Lessee, prior to exercising any right or remedy Lessee may have against Lessor on account of such default, shall give a thirty (30) day written notice to Lessor of such default, specifying in said notice the default with which Lessor is charged. Notwithstanding any other provision hereof, Lessee agrees that if the default complained of in the notice provided for by this Section 19 is of such a nature that the same can be rectified or cured by Lessor, but cannot with reasonable diligence be rectified or cured within said thirty (30) day period, then such default shall be deemed to be rectified or cured if Lessor within said thirty
(30) day period shall commence the rectification and curing thereof and shall continue thereafter with all due diligence to cause such rectification and curing to proceed, and so does complete the same, with the use of diligence as aforesaid.





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20  CONSENTS AND APPROVALS.

20.1. There are certain provisions of this Lease in which Lessor may withhold its consent "for any reason whatsoever" and other provisions which prohibit certain assignments and subleases. These specific provisions have been bargained for and represent a material part of the consideration to be received by each party the parties specifically acknowledge and agree

      (a) Both Lessor and Lessee are very sophisticated parties;

      (b) Neither party has unequal bargaining power;

      (c) The parties, bearing in mind the rights, duties and obligations of the parties to honor the implied covenants of good faith and fair dealing, have specifically bargained for and agreed that it is the intent of the parties that Lessor, where provided for in this Lease, may exercise its consent authority pursuant to a subjective standard of sole discretion, and further that it is the intent of the parties that no person interpreting this Lease shall have the right to impose any standard on, or restriction on, Lessor's rights (i) to withhold consent for any reason or (ii) which provide for Lessor to terminate this Lease, or (iii) which prohibit certain assignments and subleases.

21.  WAIVER OF JURY TRIAL AND RIGHT TO COUNTERCLAIM.

21.1. Lessee hereby waives all rights to trial by jury in any summary or other action, proceeding or counterclaim arising out of or in any way connected with this Lease, the relationship of Lessor and Lessee, the Leased Property and the use and occupancy thereof, and any claim of injury or damages.

22.  REMEDIES CUMULATIVE .

22.1. The various rights, options, elections and remedies of Lessor contained in this Lease shall be cumulative and no one of them shall be construed as exclusive of any other, or of any right, priority or remedy allowed or provided for by law and not expressly waived in this Lease.

23.  SUCCESSORS AND ASSIGNS.

23.1. The terms, provisions, covenants and conditions contained in this Lease shall apply to, bind and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns (where assignment permitted) of Lessor and Lessee, respectively.

24.  PARTIAL INVALIDITY.

24.1 If any term, provision. Covenant or condition of this Lease, or any application thereof, should be held by a could of competent jurisdiction to be invalid, void or


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
unenforceable, all other terms, provisions, covenants and conditions of this Lease, and all applications thereof, not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

25.  ENTIRE AGREEMENT.

25. 1 This Lease contains the entire agreement between the parties there are no promises or representations that are not set out in this Agreement.

26.  NO PARTNERSHIP.

26.1 Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent or of partnership or of joint venture or of any association between Lessor and Lessee Neither the method of computation of rent nor any other provisions contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationships between Lessor and Lessee, other than the relationship of landlord and tenant.

27.  BROKERS.

27.1. Lessee warrants that it has had no dealings with any broker or agent, in connection with this Lease, and covenants to pay, hold harmless and indemnify Lessor from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or agent with respect to this Lease or the negotiation thereof.

28.  MISCELLANEOUS.

28. 1. The captions appearing at the commencement of the sections hereof are descriptive only and for convenience in reference to this Lease and in no way whatsoever define, limit or describe the scope or intent of this Lease, nor in any way affect this Lease.

28.2. Masculine or feminine pronouns shall be substituted for the neuter form and vice versa, and the plural shall be substituted for the singular form and vice versa, in any place or places herein in which the context requires such substitution or substitutions.

29.  ADVERTISING AND DISPLAYS.

29.1. It is understood and agreed that the Hotel is a first class hotel, and the essence of this Lease is the understanding and agreement by Lessee that the type and quality of the food sold in the Leased Property and the method of conducting Lessee's business therein shall at all times be in keeping with, and shall not be inconsistent with or detrimental to the operation of the Hotel and other services connected therewith. All advertising signs or placards posted or shown or exhibited by Lessee, in, about, or upon the Leased Property, shall be subject to the

29.1. It is understood and agreed that the Hotel is a first class hotel, and the essence of this Lease is the understanding and agreement by Lessee that the type and quality of the food sold in the Leased Property and the method of conducting Lessee's business therein shall at all times be in keeping with, and shall not be inconsistent with or detrimental to the operation of the Hotel and other services connected therewith, all advertising signs or placards posted or shown or exhibited by Lessee, in, about, or upon the Leased Property, shall be subject to the written consent of Lessor, which consent may be withheld by Lessor for any reason whatsoever. Lessee agrees forthwith to remove any sign or placard for which Lessor has refused its consent

29.2. Lessee agrees not to display, inscribe, paint or affix any sign, picture, advertisement, name or notice on any part of the inside or outside of the building, except of such color, size, style and material, in such places and by such workmen as to which Lessee has obtained Lessor's consent, which consent may be withheld by Lessor for any reason whatsoever; nor shall Lessee do any advertising which is so objectionable as to cause ill repute to attach to Lessor or said building.

IN WITNESS WHEREOF, the parties hereto have set there hands on the day, month and year first above written.

LESSOR:                                    LESSEE
RIVIERA OPERATING CORPORATION              MARDI GRAS FOOD COURT, INC.

By WILLIAM WESTERMAN                       BY  Yair Hasson
Its PRESIDENT                              Yair Hasson, President
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